Union Pacific Corp.	UNP	Q4 2020 Earnings Call	Jan. 21, 2021
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Lance M. Fritz – Chairman, President & Chief Executive Officer, Union Pacific Corp.

Eric Gehringer – Executive Vice President-Operations, Union Pacific Corp.

Kenny Rocker – Executive Vice President-Marketing & Sales, Union Pacific Corp.

Jennifer L. Hamann – Executive Vice President & Chief Financial Officer, Union Pacific Corp.

Other Participants

Justin Long – Analyst, Stephens, Inc.

Jason Seidl – Analyst, Cowen & Co. LLC

Scott H. Group – Analyst, Wolfe Research LLC

Chris Wetherbee – Analyst, Citigroup Global Markets, Inc.

Jonathan Chappell – Analyst, Evercore ISI

Thomas Wadewitz – Analyst, UBS Securities LLC

Allison M. Landry – Analyst, Credit Suisse Securities (USA) LLC

Bascome Majors – Analyst, Susquehanna Financial Group LLLP

Ken Hoexter – Analyst, Bank of America Merrill Lynch

Brandon R. Oglenski – Analyst, Barclays Capital, Inc.

Amit Mehrotra – Analyst, Deutsche Bank Securities, Inc.

Ravi Shanker – Analyst, Morgan Stanley & Co. LLC

Allison Poliniak-Cusic – Analyst, Wells Fargo Securities LLC

Cherilyn Radbourne – Analyst, TD Securities, Inc.

Brian P. Ossenbeck – Analyst, JPMorgan Securities LLC

David G. Ross – Analyst, Stifel, Nicolaus & Co., Inc.

Walter Spracklin – Analyst, RBC Dominion Securities, Inc.

Jordan Alliger – Analyst, Goldman Sachs & Co. LLC

David Vernon – Analyst, Sanford C. Bernstein & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the Union Pacific fourth quarter 2020 conference call. At this time, all participants will be in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded, and the slides for today’s presentation are available on Union Pacific’s website.

It is now my pleasure to introduce your host, Mr. Lance Fritz, Chairman, President and CEO for Union Pacific. Mr. Fritz, you may now begin.

Lance M. Fritz, Chairman, President & Chief Executive Officer, Union Pacific Corp.

Thank you very much, Rob, and good morning everybody and welcome to Union Pacific’s fourth quarter earnings conference call. I apologize for the delay. Our service provider was experiencing technical difficulties this morning.

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We will handle any necessary and appropriate public disclosures after the call. With me today in Omaha are: Eric Gehringer, Executive Vice President of Operations; Kenny Rocker, Executive Vice President of Marketing and Sales; and Jennifer Hamann, our Chief Financial Officer.

Before discussing our fourth quarter and full-year results, I must first acknowledge the performance of our exceptional employees. 2020 presented challenges that no one anticipated and all of us hope to never experience again. The women and men of Union Pacific worked hard in the face of the pandemic to provide our customers with fluid and uninterrupted service. Their dedication produced service and efficiency improvements that are now part of the UP DNA, positioning our company to flourish in the days ahead. This past year has reinforced my conviction that our people are truly the best in the business.

Moving on to our fourth quarter results, this morning Union Pacific is reporting 2020 fourth quarter net income of $1.4 billion or $2.05 per share. These results include the impact of the previously announced $278 million pre-tax non-cash impairment charge related to our Brazos Yard investment. Excluding that charge, adjusted net income is $1.6 billion or $2.36 per share. This compares to $1.4 billion or $2.02 per share in the fourth quarter of 2019.

Our adjusted quarterly operating ratio came in at 55.6%, an all-time quarterly record and 410 basis points better than the fourth quarter of 2019. These outstanding results demonstrate our potential when we leverage all three profitability drivers simultaneously, volume growth, productivity, and pricing. Our fourth quarter and full year performance bolsters the optimism we have for the long-term potential of our company.

To provide a bit more detail, we’re going to start with Eric and an operations update.

Eric Gehringer, Executive Vice President-Operations, Union Pacific Corp.

Thanks, Lance, and good morning.

The operating team delivered impressive results in the quarter, as we did an excellent job adding volume to our network in an extremely efficient manner while also managing the normal challenges associated with the holidays. The fourth quarter is another proof statement of how PSR has continued to transform our operations. I’m proud of our entire operating team and their achievements during a very challenging year. We could have not achieved what we did in 2020 without their support and commitment.

Moving to slide 4, I’d like to update you on our key performance indicators, where the team once again made improvements across nearly all of our measures. Freight car velocity and freight car terminal dwell both improved year over year, driven by focusing on asset utilization and reducing car touches. Locomotive and workforce productivity, both all-time quarterly records, improved as we continue to use those resources more efficiently through our PSR journey. These improvements were driven by an evergreen process to evaluate and adjust our transportation plan while using fewer locomotives. In addition, the train and engine workforce decreased 12% versus 2019 while volume increased 3%.

In the face of intermodal volume growth of 12%, we maintained a high level of service, as evidenced by our intermodal trip plan compliance results. To achieve higher levels, we are working with customers to improve the timely pickup of containers in order to improve box turns, increase parking capacity, and create chassis supply. We view our intermodal ramps as production facilities that must improve their efficiency in order to drive a more reliable service product.

Finally, our manifest service remained strong during the quarter, driving a 3 point improvement in trip plan compliance for manifest and autos. The team did an excellent job of maintaining this service product throughout the year despite the significant fluctuations in demand.

This past year presented quite the challenge to the operating team. The drastic fall-off in volume in April followed by the rapid recovery in July required agility as we shut down portions of our operations and then reopened them,

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all while staying focused on keeping our employees safe and healthy. The improvement we made across all of our key metrics during 2020 provides a strong foundation for continued improvement in 2021.

Slide 5 highlights some of our recent network changes. We continue to push train length to drive productivity while providing a better service product to our customers. Compared to the fourth quarter 2018 when we first began implementing Precision Scheduled Railroading, we have increased train length across our system by 30% or 2,100 feet to approximately 9,150 feet in the fourth quarter of 2020. This is a tremendous progress, especially when you consider that our 7-day carloadings fell 9% over the same period.

One enabler of this great progress is our siding extension program. We completed 36 sidings in 2020, allowing longer trains to run in both directions and reducing train starts. This was a monumental accomplishment by our engineering department to finish these sidings and then by our network design team to leverage this increased capability. The redesign of our operations in Houston remain on track. Recent investments at our Englewood yard focused on extending the bowl tracks to add density to the yard and facilitate longer trains. This project also leverages the investments we’ve made along the main line.

Finally, last month we announced a new service from Southern California to a pop-up intermodal ramp in the Twin Cities of Minnesota. With minimal capital investment, we are turning an existing yard into a small intermodal terminal, allowing us to provide new service to an attractive market in a quick and efficient manner. As I look to the future, I’m excited about the full pipeline of projects we have to drive service enhancements and productivity across our entire network.

Turning to capital spending, as demonstrated on slide 6, Union Pacific continues to deliver value to our shareholders through the efficient use of capital. Our PSR implementation has generated significant capacity, allowing us to maintain this discipline in 2021. Pending final approval by our Board of Directors, we are targeting capital spending of $2.9 billion in 2021, basically flat with last year. About 80% of our planned capital investment is replacement spending to harden our infrastructure, replace older assets, and improve the safety and resiliency of the network. We remain focused on modernizing our locomotive fleet through the upgrade of older core units. Generating a longer life out of an existing asset, boosting its reliability, and improving its fuel efficiency is a win for all stakeholders. The plan also includes targeted freight car acquisitions to support replacement and growth opportunities.

We will continue to invest in capacity projects on our network to improve productivity and operational efficiency. We plan to complete more than 20 siding extensions focused in the Southern and Pacific Northwest parts of our network. These sidings support our train length initiatives and target future growth areas for our business. Finally, we remain focused on our enhancements to our energy management system to reduce fuel consumption, leveraging integration with our PTC platform.

Looking to 2021, we remain focused on continuing to drive the organization using the PSR principles that have led us to this new level of operational excellence. Everything we do must be done with an eye towards doing our work safer. While maintaining a high standard on the prevention of our personal injuries, we recognize we have yet to reach our full potential. Our improvement in rail incidents in 2020 indicates that we have the right plan in place to make the entire network safer.

We will be judicious with our resources and turn them quickly. We are determined to be as efficient as possible at our terminals to improve the reliability of our service product, and we will push productivity through train length and other initiatives. We must continue to deliver a highly consistent and reliable service product for our customers. There are many opportunities for us to improve across all aspects of our operations. We must seize upon those in order to fulfill the long-term goals of our railroad.

With that, I will turn it over to Kenny to provide an update on the business environment.

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Kenny Rocker, Executive Vice President-Marketing & Sales, Union Pacific Corp.

Thank you, Eric, and good morning.

Today, I am pleased to report our fourth quarter results, as our volume was up 3%. The fourth quarter ended strong with December posting the highest 7-day carloading amount in 2020. Solid gains in our premium business group during the quarter were partially offset by declines in our industrial markets. Freight revenue was down 1% for the quarter, as our increase in volume was offset by lower fuel and a negative business mix.

So let’s take a closer look at how the fourth quarter performed for each of our business groups. Starting with bulk, revenue for the quarter was up 1% on flat volume and a 1% increase in average revenue per car. Coal and renewable carloads were down 16% as a result of continued high customer inventory levels, lower export demand and a mild start to winter. Volume for grain and grain products was up 20% driven by increased demand for export grain. Fertilizer and sulfur carloads were down 2% due to less export potash shipments which was partially offset by strong industrial sulfur and domestic fertilizer shipments. And finally, food and refrigerated volume was up 7% due primarily to strong beverage shipments in the quarter.

Moving on to industrial, industrial revenue declined 7% from a 6% decrease in volume. Average revenue per car also declined 2% due to lower fuel surcharge and negative mix. Energy and specialized shipments decreased 16% primarily driven by reduced petroleum shipments due to low oil prices and reduced demand. Forest products volume grew by 11%. Strength in lumber was driven by strong housing starts along with an increase in repair and remodels. We also saw strength in brown paper driven by increased box demand and low inventory. Industrial chemicals and plastics shipments were flat for the quarter. Lower industrial chemicals volume was offset by growth in plastics from increased production and improved operating rates. Domestic plastic demand for food packaging and medical supplies remains strong. Metals and minerals volume was down 7% primarily driven by market softness in rock and reduced frac sand shipments associated with the decline in oil prices and surplus of local sand.

Turning now to premium, revenue for the quarter was up 5% on a 9% increase in volume. Average revenue per car declined by 4%, reflecting the mix impacts from increased intermodal shift. Automotive volume was down 3% for the quarter. Finished vehicle shipments were flat, highlighting continued recovery and demand and strong inventory restocking. Shipments of auto parts were down 5% mostly due to COVID-related disruptions causing supply chain shortages for parts. Intermodal volume increased by 12% year-over-year driven by continued strength in domestic truckload and parcel shipments. Despite the pandemic, retail sales increased throughout the quarter and we continue to see the e-commerce footprint grow as a percentage of total sales.

Now looking ahead to 2021, as we put together our plan for the year, we start with the key economic indicators that drive our business as illustrated on slide 12. We’re keeping a close eye on the economic forecast. As you know, there has been some volatility in recent months with the timing of the recovery largely pushing to the second half of 2021. But the latest economic assumptions released in January show a more bullish outlook in some markets. While our goal is to outpace the market, there are still some pieces of our business that will continue to be adversely impacted by external factors. The piece we’re watching most closely is the industrial economy which is still expected to be weak year-over-year in the first quarter.

Looking more closely at our three business teams, for our bulk commodities, we expect a continued negative outlook for coal in 2021. Electricity demand and natural gas prices are forecasted to improve. However, high customer inventory levels entering the year combined with an increased demand for other energy sources and a contract law presents a challenging market. As always, weather conditions will be a key factor of demand. All in, we see lower year-over-year coal volumes, reducing total company carloadings by roughly 1%. However, there’s continued strength for export grain as China remains committed to incremental Ag product purchases in the 2021 calendar year with clearly a tougher year-over-year comparison in the back half of the year. We also are optimistic with our biofuel shipments as domestic production is expected to increase which will drive new volume at new UP destination facilities of renewable diesel feedstocks and finished products.

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Looking at our industrial commodities, energy comps for the first quarter will continue to be challenged and, beyond the first quarter, there is uncertainty. However, our diverse portfolio, improved service product and ability to compete will drive growth. In addition, we’re encouraged with the sequential improvements we’re seeing for industrial production and a projection for growth in the second half. This improvement, along with growth in plastic shipments should be a positive for us in 2021.

And lastly, for premium we expect strong uplift in both our automotive and intermodal businesses. Automotive sales are forecasted to increase from 14 million units in 2020 to closer to 16 million in 2021, a continuing benefit from vehicle inventory restocking efforts. Plus, recent wins to convert finished vehicles and auto parts shipments from over-the-road trucks will further bolster UP’s automotive business. Retail inventories remain relatively low and truck utilization is expected to remain high in 2021. Retail inventory restocking, along with continued strength in retail sales and a tighter truck supply should drive domestic intermodal volumes higher in the year. Our premium business will benefit from the new Twin Cities intermodal terminal which Eric mentioned earlier. We’re starting out small with current capacity of roughly 20,000 loads and future plans to build out to over five times that. We’re excited to see that this new terminal has already started to receive loaded containers from Los Angeles in the first week of January. Furthermore, we continue to pursue additional expansion opportunities to penetrate the market.

In summary, I’m proud of our commercial team. They did a fabulous job in 2020 to stay close to customers and win new business. As we begin 2021, I’m excited about the opportunities we have in the pipeline to grow with customers and penetrate new markets. With that, I’ll turn it over to Jennifer to review our financial performance.

Jennifer L. Hamann, Executive Vice President & Chief Financial Officer, Union Pacific Corp.

Thanks, Kenny, and good morning.

I’m going to start off this morning with our adjusted income statement on slide 15, where we provide both a reported and adjusted look to remove the impacts of the Brazos impairment charge. Throughout my remarks today, I will speak to the adjusted results.

Operating revenue totaled $5.1 billion, down 1% versus 2019 on a 3% year-over-year volume growth. Adjusted operating expense decreased 8% to $2.9 billion as we continue demonstrating our ability to grow without adding costs in at a one-for-one. Taken together, we are reporting fourth quarter adjusted operating income of $2.3 billion, a 9% increase versus 2019.

Other income of $66 million is up $10 million versus 2019 as a result of increased real estate gains. Interest expense was flat compared to 2019 as we mitigated the impact of increased debt levels by lowering our effective interest rate 20 basis points year-over-year. Adjusted net income of $1.6 billion increased 13% versus 2019 which, when combined with share repurchases, led to a 17% increase in earnings per share to $2.36. Our 55.6% adjusted operating ratio was 410 basis points better year over year and is an all-time quarterly record for Union Pacific. Core improvement totaled 320 basis points as lower fuel prices contributed 90 basis points.

Looking more closely at fourth quarter revenue, slide 16 provides a breakdown of our freight revenue which totaled $4.8 billion, down 1% versus 2019. 3% volume growth was offset by the impact of lower diesel fuel prices, down 33% year-over-year, which reduced revenue by 3.5 points. Although we continued to yield pricing dollars in excess of inflation in the fourth quarter and experienced an improving pricing environment, these gains were more than offset by a negative business mix and reduced freight revenue of 0.25 point. Strong intermodal volumes and lower petroleum carloads were a mix headwind in the fourth quarter. However, strength in grain shipments helped mitigate that impact both year-over-year and sequentially.

Now let’s move on to slide 17 which provides a summary of our fourth quarter adjusted operating expenses. Starting first with compensation and benefits expense which decreased 3% year-over-year as we offset wage inflation and the $37 million one-time employee bonus with lower force count. Excluding the bonus impact, quarterly costs per employee remained elevated, increasing 9% as we tightly managed head count. Fourth

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quarter workforce levels declined 14% or about 4,800 full time equivalent. Driven primarily by the great work Jim, Eric and team have done to grow train length, our train and engine workforce continues to be more than volume-variable, down 12%, while management, engineering and mechanical workforces together decreased 15%.

Quarterly fuel expense decreased 35%, a result of lower diesel fuel prices and an improved fuel consumption rate offset by volume growth. Our fourth quarter fuel consumption rate decreased 4% versus 2019, with roughly half of the improvement driven by core productivity, half from interline run-through fuel adjustments, with some offset related to business mix. Purchased services and material expense declined 7% in the quarter driven by more productive use of our locomotive fleet and a couple favorable interline settlements. As automotive shipments remain impacted by the pandemic, subsidiary drayage expense was also lower year-over-year. Equipment and other rents fell 4% in the quarter as the result of lower locomotive and freight car lease expense as we continue to use those assets more efficiently. Increased intermodal volumes offset a portion of those savings, however.

The other expense line is where you see the impact of the $278 million non-cash impairment charge. When adjusted, this expense category was up 2% year-over-year. As you’ll recall, last year, in the fourth quarter, we reported a $25 million insurance recovery in this cost line, so solid expense control including state and local taxes which ended the quarter better than expected. Freight loss and damage expense also was lower versus 2019 as we run a safer railroad.

Turning for a moment to our 2021 expense expectations. Look for the following. Depreciation expense to be relatively flat versus 2020, purchased services and materials expense to increase high single digits with the recovery in the auto volumes, and other expenses should be up low single digits primarily driven by higher state and local taxes in 2021. And for income taxes, we expect our annual effective tax rate to be between 23% and 24%.

Looking now at productivity, we continued our strong productivity trend in the fourth quarter, generating $170 million of productivity. We finished 2020 at $708 million (sic) [$780 million] and a total of nearly $1.4 billion over the past two years, a fantastic achievement by the entire Union Pacific team. These productivity gains were led by the operating department’s continued progress on train length initiatives and more efficient use of all of our resources. Importantly, as Eric demonstrated on the KPI slide, we achieved this higher level of productivity while also improving the reliability of our service product. To finalize the cost variability analysis we provided throughout 2020, slide 18 illustrates how we were more than volume-variable on a fuel-adjusted basis whether viewed year-over-year or sequentially.

Stepping back to look at full year 2020 on slide 19, we’re reporting earnings per share of $7.88 which, when adjusted for the impairment charge, is $8.19, declining only 2% versus 2019 despite facing volume and revenue declines of 7% and 10% respectively. Driven by the strong productivity gains I just discussed, adjusted operating income only declined 5% to $8.1 billion. Our full year adjusted operating ratio of 58.5% represents an improvement of 210 basis points versus 2019. Collectively, these results demonstrate the organization’s agility and overall transformation as we work to overcome 2020’s challenges.

Turning now to cash and returns. Union Pacific maintained a strong cash position throughout 2020 as we purposely maintained greater liquidity through the pandemic while at the same time continuing to generate significant cash flow. Aided by the timing of some tax payments, full year 2020 cash from operations decreased only 1% versus 2019 to $8.5 billion despite a 6% decrease in adjusted net income. Free cash flow after capital investments totaled $5.6 billion, resulting in a 101% adjusted cash conversion rate. Our dividend payout ratio for 2020, adjusted for the impairment charge, was 47% or slightly above our 40% to 45% target range as we maintained our dividend through the economic downturn and distributed $2.6 billion to shareholders. And although we paused our repurchase activity during 2020 in an effort to preserve liquidity, we still repurchased a total of 22 million common shares or 4% during 2020 at an all-in cost of $3.7 billion. This includes repurchases of $749 million made in the fourth quarter. In combination, dividends and share repurchases totaled $6.3 billion returned to our shareholders.

Turning to the strength of our balance sheet. Union Pacific remains committed to maintaining a strong investment grade credit rating, ending 2020 with a Baa1 rating from Moody’s and an A minus from S&P. Excluding the

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impairment charge, we finished the year at a comparable adjusted debt to EBITDA ratio of 2.8 times. Our all-in adjusted debt balance at December 31, 2020 of $29 billion increased $1.5 billion from year end 2019 as we took actions in the fourth quarter to pay down $1.3 billion of debt given our strong liquidity position. Finally, our adjusted return on invested capital came in at 14.3%, down from 2019 due to the impact of the pandemic on our earnings. And while a declining ROIC is never desirable, staying within a historically high range reflects our long-term capital discipline as well as the added benefit of PSR capacity creation.

Turning to 2021. We are confident in our ability to execute on the opportunities ahead. Importantly, our outlook for the year includes the potential for improvement across all three performance drivers, volume, price and productivity. With volume, we’re looking for full year growth in the 4% to 6% range largely driven by year-over-year increases in the second quarter. Our visibility to the year is murky however and really depends on a number of factors, the vaccine rollout; the sustainability of consumer demand and trade, particularly as it relates to grain volumes; and a second half industrial recovery. But as you heard from Kenny, we are bullish about our opportunity to win in the marketplace and drive business to our railroad.

From a business mix perspective, we see mix staying negative in 2021, with the most pronounced challenges in the first and fourth quarters. The first quarter will be pressured as we move from an environment where crude and industrial carloadings grew in 2020 to today where those volumes are lower year-over-year amidst growing intermodal business. However, we could see those first quarter headwinds moderate some if grain shipments stay strong. That grain strength and tough year-over-year comparisons will likely become a headwind though in the back half of 2021, particularly in the fourth quarter. With an improved demand environment as well as a reliable service product, we will remain disciplined in our pricing approach and expect to yield pricing dollars in excess of inflation dollars in 2021. Embedded in that guidance is our expectation that all-in inflation for the year is expected to be around 2.25%.

On the productivity front, you heard Eric outline our plans for continued progress which should generate roughly $500 million of added productivity this year. The combination of growing volumes, pricing above inflation and ongoing productivity should produce a full year operating ratio that is one of the best, if not the best in the rail industry in 2021. And assuming the year plays out as I have just described, we’d expect to be in the range of 150 to 200 basis points of operating ratio improvement in 2021, so another solid year of gains. In terms of first quarter guidance, we’re expecting volumes to grow in the low single-digit range with a potentially tougher operating ratio comparison dependent on the mix headwinds I just mentioned.

Turning to cash and capital. You heard our plan to invest around $2.9 billion of capital for the year, well within our long-term guidance of less than 15% of revenue as we generate capacity through our PSR journey. The combination of top line growth, increasing profitability and ongoing capital discipline should result in a cash conversion rate that again is in that 100% range and positions us to drive strong cash returns to our shareholders in the form of an industry-leading dividend payout and strong share repurchases. Bottom line, we expect our performance in 2021 to be a great step toward achieving a 55% operating ratio, which is ultimately about enabling growth through efficiency and generating more cash.

Before I turn it back to Lance, I’d like to add my thank you to our exceptional workforce. 2020 was a very difficult year, and our employees really rose up against the adversity and showed us what is possible. So with that, I’ll turn it back to Lance.

Lance M. Fritz, Chairman, President & Chief Executive Officer, Union Pacific Corp.

Thank you, Jennifer.

When we began our PSR journey in the fourth quarter of 2018, our objective was to drive efficiency across every facet of the operations while providing customers with a safer and more reliable service product. As you heard today, we’ve made tremendous strides toward that goal and we are building a solid foundation of operational excellence. We made good progress across a number of areas in safety last year. We achieved substantial

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improvement on the rail incident side while we held the line on personal injuries in a very challenging year. Our safety performance is moving in the right direction, and I expect continued improvement.

In 2020, we took a step forward to reverse the impact of global warming. Our commitment to set science-based targets and an improved fuel consumption rate demonstrate our pledge to operate sustainably. While there’s more work to be done, these are important milestones as we reduce our carbon footprint and help our customers do the same. Best of all, our enhanced service product combined with a lower cost structure is helping UP win in the marketplace and grow. And as you heard from Kenny, our team is energized about the prospect of an improving economy that only expands opportunity to win new business.

To wrap up, watch for more information soon on an upcoming Investor Day in early May. While we would love to meet in person, it will most likely be a virtual event. Regardless, we’re excited to lay out our vision to lead Union Pacific into a future of long-term growth and excellent returns.

With that, let’s open up the line for your questions.

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QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] Thank you, and our first question today comes from Justin Long with Stephens.

<Q – Justin Long – Stephens, Inc.>: Thanks, good morning and congrats on the quarter. Maybe to start with one for Jennifer on the guidance, so you talked about the expectation for 150 to 200 basis points of improvement this year. But just given there were some unusual items in 2020, can you talk about the base 2020 OR that you’re using for that guidance? And then on the first quarter OR guidance, I just wanted to clarify. Are you expecting a deterioration on a sequential basis or year over year? I just wanted to make sure I understood that.

<A – Jennifer Hamann – Union Pacific Corp.>: Okay, I’ll start with that last one, Justin, in terms of the Q1. As you know, there’s seasonality in our operating ratio, and Q1 is generally our worst operating ratio of the year. And so my comments were on a year-over-year basis, not sequentially because that would be a very tough haul to roll Q4 into Q1 when you think about the fact that you’ve got the inflation that comes in first of the year in terms of inflation, health and welfare, payroll taxes starting up again. So that was a year-over-year comment.

In terms of full-year guidance, when we look at the 58.5%, we did have about 130 basis points that was attributable to fuel on a year-over-year basis. And as we’re looking forward, we’re really not expecting any kind of a headwind or tailwind from fuel as part of that 150 to 200 basis points of guidance into next year. You’re right, there were some unusual things that happened during the course of 2020. We did take some employee salary actions through the course of the year; we did that for about three months. We shut down some shop closures. So obviously, those will be costs that will come back into the year that aren’t going to be present on a year-over-year basis, but that’s how we look at it. And so when we’re giving the 150 to 200 basis points, that’s to the 58.5%. And obviously, you can make some adjustments to that to kind of set up what you see as a comparable.

<Q – Justin Long – Stephens, Inc.>: Okay, great, very helpful. And then I wanted to ask about service and the key performance metrics. I know you have that slide in the presentation that outlines the progression there. But talking to shippers, the big question is has this service improvement come as a function of a lower volume environment? I know in the fourth quarter, that changed. But how are you thinking about those key performance metrics in 2021 as volumes improve and let’s say they’re in line with your guidance? Do you feel like you can still improve on these performance metrics across the board? And if so, maybe you could talk about where you see the most opportunity.

<A – Lance Fritz – Union Pacific Corp.>: Eric, do you want to answer that?

<A – Eric Gehringer – Union Pacific Corp.>: I appreciate the question. So as we’ve mentioned before, we did have challenges when you look at the entire ecosystem that is the supply chain. As we reported this morning, on a 12% increase in volume in intermodal, we also saw an improvement in our trip plan compliance for intermodal up to 83%. I do expect that to continue. There are opportunities moving forward. I can even tell you, three weeks into the year I’ve seen a significant improvement off that 83% fourth quarter base.

Now when you think about the opportunities and where we can go with that to continue to improve, we’ve been focused on that in 2020, and it remains a very critical item for us in 2021 as we think about how do we operate our intermodal terminals but also how do we partner with our customers. So we’ve spoken before about the Gate Reservation System. That’s a continued opportunity for us. Every opportunity that we can see as a railroad, that inbound traffic allows us to more efficiently plan for it and obviously turn that efficiency into improved performance for the customer.

At the same time, you’re seeing us work through the intermodal ramps themselves when we think about generating capacity, how do we ensure that we do that in a very reliable manner because increased capacity will drive fluidity, and that fluidity drives to better performance over the road. So very focused on it in 2021 and it will be a key result that we need to drive even off this relatively high base of 83% in the fourth quarter.

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<A – Lance Fritz – Union Pacific Corp.>: Hey, Eric and Justin, just a proof statement when you look backwards into 2020, we improved year-over-year our service product in the second quarter as volumes dropped and we improved our service product year over year in the third and fourth quarter when volumes came back. So we’ve got a proof statement that we’re able to, in either environment, continue to make improvement.

<A – Kenny Rocker – Union Pacific Corp.>: All I’ll say is we’ve been working really closely with our customers, and they have recognized that as the product comes through our line that that service product has improved. So Eric talked about the whole supply chain. We’ve seen some puts and takes in terms of chassis supply and that sort of thing. But once it’s on our network, Eric and his team are really performing.

<Q – Justin Long – Stephens, Inc.>: Okay, great. I appreciate the time.

Operator:  Our next question comes from the line of Jason Seidl with Cowen. Please proceed with your question.

<Q – Jason Seidl – Cowen & Co. LLC>: Thank you, operator. Good morning, everybody. I wanted to talk a little bit about the outlook on the volume side and narrow it down a bit. 4% to 6% sounds pretty good on the outlook. You mentioned domestic intermodal growing. Could you talk a little bit about the international intermodal expectations, especially as we go throughout the year because there seems to be a clear ramp up through the ports in fourth quarter and actually into 1Q here?

<A – Lance Fritz – Union Pacific Corp.>: Kenny, you want to take that?

<A – Kenny Rocker – Union Pacific Corp.>: Let me just take a step back and highlight a few comments that I made earlier this morning in terms of the challenges on the energy side and highlight the fact that, hey, maybe we’d be at that 5% to 7% range if you pulled out the coal that we acknowledged. Having said all that, on the international intermodal side, we said this publicly. We stated that we’ve had a pretty significant win in the second half of the year. We’re expecting that to continue to ramp on. We also have been encouraged by as the supply chain itself settles down that we should or we believe we’ll see more of those international boxes move to an on-dock type scenario versus being transloaded. So on the international side, as the trade opens up, as consumer spending gets better, we would expect that that volume would increase. And as I’ve stated earlier, the service product in that area has really improved, and even as we sit today it’s a very strong service product.

<Q – Jason Seidl – Cowen & Co. LLC>: Okay, that’s good color, Kenny. I appreciate that. And my follow-up is going to be for Jennifer. Jennifer, you mentioned you guys got a little bit more conservative on the cash side, with COVID clearly ramping up though your share repurchase activity in 4Q. Given the outlook for CapEx is relatively flat and it looks like you guys are looking to grow some of your profits here in 2021, how should we think about the share repurchase program? Are you guys going to try to play a little bit of catch-up in 2021?

<A – Jennifer Hamann – Union Pacific Corp.>: So thanks, Jason, for that question. In terms of catch-up, we still have probably a little bit higher cash balance that we’re carrying today at the $1.8 billion, so that gives us I think a good strong start into the year, and then we’ll see how the rest of the year plays out. Certainly, as we talk at our Analyst Day in May, we’re going to outline probably some more specific plans around not only our long-term outlook of the business performance but then how we’re going to deploy that cash to shareholders. So we’ll probably talk more in May.

<Q – Jason Seidl – Cowen & Co. LLC>: Okay. Appreciate the time as always. Everyone be safe out there.

<A – Jennifer Hamann – Union Pacific Corp.>: Thank you.

<A – Lance Fritz – Union Pacific Corp.>: Thank you, Jason. Same to you.

Operator:  Thank you. [Operator Instructions] The next question is from the line of Scott Group with Wolfe Research.

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<Q – Scott Group – Wolfe Research LLC>: Hey, thanks. Good morning, guys. So, Jennifer, I didn’t hear any color around labor cost outlook for the year. Maybe if you can share some thoughts there. And I guess I’m trying to figure out full year OR is typically pretty similar with what you do in the fourth quarter, and the guidance implies something worse than that, so maybe it’s on the labor side. And then if I can just bigger picture on the operating ratio. I know it’s not a full year and you just sort of did that mid-50s OR with down revenue. Does that feel like as good as it can get or do you feel like there’s room for further improvement on that as you go out the next few years?

<A – Jennifer Hamann – Union Pacific Corp.>: I’ll maybe take that last part first. You’ve heard us say, Scott, that while we have the 55% target out there that we’re still moving towards, we’ve not said that that’s an absolute endpoint. We still see opportunities ahead of us to continue to improve the efficiency; you heard Eric talk through some of that. And we’re very bullish. We think there’s lots of opportunities ahead. So again, those will be things that we’ll talk more about in May. In terms of the statement about fourth quarter being a predication in terms of what our full year is going to be, I absolutely appreciate that optimism and confidence, and we feel very confident ourselves. But as you know, there’s a lot of puts and takes and there’s variations. We did have a bit of a help from fuel in 2020 that we’re not expecting in 2021. But it really is rooted in those three guidance levels that we gave you in terms of our volume, our pricing and productivity. If we can outperform on any of those categories versus our outlook today, that would be upside certainly.

<A – Lance Fritz – Union Pacific Corp.>: I want to reemphasize that, Jennifer, that the guidance we gave is built on the assumptions we outlined. And if we can make those assumptions better, we will. We want to grow faster than the market. We’re going to get as much productivity as we can. We’re going to be relentless about efficiency.

<A – Jennifer Hamann – Union Pacific Corp.>: And you also asked about the labor side. We’re not giving specific labor cost inflation. If you’re talking about kind of where we’ve seen that elevated cost per employee, we do expect that to continue. We’re going to continue to manage the workforce very tightly and we think that’s the right decision overall to make.

<Q – Scott Group – Wolfe Research LLC>: Thank you, guys.

<A – Lance Fritz – Union Pacific Corp.>: Yeah.

<A – Jennifer Hamann – Union Pacific Corp.>: Thanks, Scott.

Operator:  Our next question is from the line of Chris Wetherbee with Citi. Please proceed with your question.

<Q – Chris Wetherbee – Citigroup Global Markets, Inc.>: Hey, thanks and good morning. Maybe my question would be on the pricing side. So it sounds like there’s an opportunity there on price, and maybe particularly on the intermodal side. There’s a setup I think in the truckload market that looks kind of similar to what we saw in 2018 in terms of inflationary pricing. So just wanted to get a sense of maybe what you think the opportunity is. And maybe using 2018 as a corollary, do you think we can get that type of acceleration in the core pricing side as we move forward? And sort of where within the book of business do you see the best opportunity?

<A – Kenny Rocker – Union Pacific Corp.>: So first off, I just want to say it all starts with our service product which allows us to really go out and compete and price to the marketplace, and so we’re excited about the service product being where it is. Having said that, we’re in January. We’re in the early part of bid season. We’ve gone through 15% to 20% of the bids out there. And what I would tell you is that based on the tight supply, based on the tight market there is a somewhat favorable opportunity for us in front in terms of that environment. We’d much rather be in this environment than the loose environments you heard us talk about in 2019 and first part of 2020. So we’ll see how it plays. We’ll have a little bit more clarity as we get through our bid season, but right now it appears to be a favorable environment.

<Q – Chris Wetherbee – Citigroup Global Markets, Inc.>: Okay, thank you very much.

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Operator:  Our next question is from the line of Jon Chappell with Evercore ISI. Please proceed with your question.

<Q – Jon Chappell – Evercore ISI>: Thank you, good morning. Kenny, I wanted to follow up with you. Obviously, some well-publicized congestion issues. You guys had the surcharge in the fourth quarter, probably couldn’t take on as much business as you wanted to. We’ve read you’ve lifted the surcharge. Should we read that to mean that you have the confidence that not only can you keep up this pretty strong intermodal trip plan compliance but there’s also an opportunity for you to take some of the business that have been piling up on the West Coast that maybe you weren’t able to take in the fourth quarter and really grow the entire intermodal franchise at a greater pace than maybe otherwise without those issues?

<A – Kenny Rocker – Union Pacific Corp.>: Believe it or not, there’s a lot to unpack here. Let me take the surcharges first. So first of all, those surcharges were in place for our customers that are in our MCP program, so I want to clarify that. We have a program where customers receive containers and we want to make sure those customers under that program receive those containers. During peak season, we ran into a scenario where we wanted to make sure those customers receive them because of the high demand. Demand is tight right now but it’s not as tight as it was in the peak season, so we’ve removed those surcharges and we want to go out there and grow.

Let me pivot to another part of your comment around the congestion and just really break down what we’re seeing in the marketplace. As a lot of the containers are coming off the water, some of them are going on dock to us by rail when I talk about that service product being great. Other parts of that business is going into warehouses out there, and what you’re seeing is some of those containers that are out there are not turning, some of the chassis are not turning. That’s where that congestion in the supply chain is going on. We’re working with customers very closely. Eric is working with customers very closely. We’ve made some changes to our accessorial charges to really incentivize and make sure that all customers in our supply chain get the service product. But again, as I’ve stated, once it’s on Union Pacific, we’ve done just a fabulous job of executing that service product.

<Q – Jon Chappell – Evercore ISI>: All right. Thank you, Kenny. Very helpful.

Operator:  Our next question is from the line of Tom Wadewitz with UBS. Please proceed with your question.

<Q – Tom Wadewitz – UBS Securities LLC>: Good morning. I wanted to ask you a bit about where you think the network goes from a terminal perspective, and maybe it relates a little bit to the congestion. So are you complete with your terminal consolidation in Chicago? Are you still planning to do terminal consolidation in LA in intermodal? And then what should we think about in terms of metrics that would improve the most in 2021? You had great improvement in train length in 2020, and I don’t know if that’s kind of a nice line up to the right. Does that continue at the same slope or are there other key PSR metrics that we should look at that maybe improve more given your focus on the operating side in 2021? Thank you.

<A – Eric Gehringer – Union Pacific Corp.>: Sure, Tom. Thanks for the question. So let’s start with an update on Chicago. So our consolidation of our intermodal ramps in Chicago is complete. We are working right now in the – the construction is complete. We’re working right now here in the month of January to consolidate the G1 operation into G2. At the same time, we’ve finished our consolidation of our two intermodal ramps in Houston, and that’s 100% complete. Now to your point, the efforts that we put forth looking at our terminals to drive increased efficiency, they never end. Just this month in fact with the investments we made in Englewood, we’re rationalizing the hump that we have at Settegast.

Now, we often talk on these calls about humps, but I think it’s important to point out that when we think about terminal efficiency and continued gains, it’s all of our terminals. So even if it doesn’t have a hump, we still look for it because in a PSR strategy, and being a PSR railroad, you’re still driven after safety to touch the cars less. So even our non-hump terminals represent opportunities to touch the cars less by rationalizing out switching operations. We may use them for other operations like block swapping but not for switching. So here in the fourth quarter, we stopped switching in Mason City, Iowa. We rationalized switching in El Paso, Texas. Now, again, to be very clear, those efforts will continue in 2021 and beyond.

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Now, regarding the metrics, you’re going to watch the ones that we report. But of course, internally we have many more metrics that help us, not only lagging indicators but leading indicators. I would leave you with focus on car dwell and car velocity. Those are going to be your two biggest indicators of the benefits that we get by making improvements in our terminals regardless of whether it’s a hump or just a conventional classification yard.

<Q – Tom Wadewitz – UBS Securities LLC>: Can you comment briefly on the LA question, whether you’re going to do consolidation in terminals there or not?

<A – Eric Gehringer – Union Pacific Corp.>: Across the entire system, we’re always looking for opportunities. We have a team out in the field and here in Omaha that is very focused on constantly asking ourselves as we make changes, are there then additional opportunities based on those changes. So that’s as far as I’ll guide you to today.

<Q – Tom Wadewitz – UBS Securities LLC>: Okay. Thank you.

Operator:  The next question is from the line of Allison Landry with Credit Suisse.

<Q – Allison Landry – Credit Suisse Securities (USA) LLC>: Thanks. Good morning. Maybe just following-up on Tom’s question about the intermodal network. You talked about some changes. But specifically, I think a couple of the other rails have announced the development of a big logistics park next to major intermodal terminals. I think the BN has a couple on their network. Is there any opportunity on the UP network for something like that where you can sort of create these sticky long-term relationships with customers and really drive long-term share gains?

<A – Lance Fritz – Union Pacific Corp.>: Allison, this is Lance. I’ll start, then I’m going to turn it over to Kenny for some detail. The short answer is yes, and they do exist. We’ve got a very large industrial park immediately adjacent to the Dallas intermodal terminal where we’ve talked historically, and it’s alive and running, about the Dallas-to-dock plastics product. So, yeah, there are opportunities like that and we do search for ways to use our real estate to the benefit of the railroad, and that’s happening all the time. Kenny?

<A – Kenny Rocker – Union Pacific Corp.>: I appreciate that question. I tell you what, if you look at our network to-date, I’m glad you asked it because we haven’t talked about it quite a bit, but we have 11 rail ports that are out there. You look at the major terminals like whether it’s Los Angeles, whether it’s Houston, whether it’s Dallas, even if you look at the Chicago area, we already have rail ports in those major areas that we align, trying to take trucks off the road and complement it with the intermodal network or carload network for that matter. So we’re doing that today. I don’t want anyone to leave with the impression that that’s not occurring today. There are more opportunities for us to go out there and be aggressive, and you’re seeing some of that with the Twin Cities intermodal terminal.

Operator:  Thank you. [Operator Instructions] The next question comes from the line of Bascome Majors with Susquehanna.

<Q – Bascome Majors – Susquehanna Financial Group LLLP>: Good morning. In the last two years, you’ve increased your train length by roughly 30%, and I believe you said the volumes down under that period were about nine on a daily basis, so that’s considerable progress. I was just curious. When we think about the model of growing merchandise traffic and adding new revenue cars to existing train starts and the typically high incremental margins that come with that, has that calculus been changed a little bit as far as how much capacity is left to go as hopefully the industrial economy recovers, or is there still a lot of runway to continue that historic relationship that you typically see when industrial traffic recovers? Thanks.

<A – Jennifer Hamann – Union Pacific Corp.>: Bascome, this is Jennifer. I would say that we have not changed our enthusiasm around that. If anything, I think as we’re continuing to find ways to not only build train length but combine the different types of traffic that are moving on our trains, that gives us further opportunity to

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do that. So those are things that we’re definitely have been doing and will continue to do, and I think it drives very favorable results as you saw in the fourth quarter.

<A – Lance Fritz – Union Pacific Corp.>: Bascome, if you were – kind of part of your question, I thought I heard is there a limit to train length at some point in the future? I think Eric had mentioned we’re going to continue to find train length and plan for finding train length opportunity through 2021. Part of that’s reflected in our capital plan for another 20 siding extensions or new sidings, and so we don’t see an end to that yet either.

<Q – Bascome Majors – Susquehanna Financial Group LLLP>: Thank you.

Operator:  Our next question is from the line of Ken Hoexter with Bank of America. Please proceed with your question.

<Q – Ken Hoexter – Bank of America Merrill Lynch>: Hey, good morning. Great job on the operating ratio. But Jen, I think there’s a little bit of confusion. If you could just clarify your comment on the first quarter. Is it going to be worse year-over-year? Is it just tough? Just maybe some clarification because I think there’s some confusion on your comments and thoughts. And then just a follow-up on that last one, the siding length. You’re only building half the number of new sidings this year versus last year, so 20 versus 36. Should we expect deceleration on that progress or is there any comment about the deceleration there? Thanks.

<A – Jennifer Hamann – Union Pacific Corp.>: Let me start with the OR question and then I’ll turn it over to Eric to talk to you about the sidings. So my commentary is that we’re going to have a little bit tougher comparison here in the first quarter, and again I’m talking year-over-year, just because of the mix headwinds that we’re facing. I’m not saying that we can’t improve it, just saying that you need to take into that mix headwind as you’re looking at the calculus with the down industrial volumes, particularly less crude oil. But hopefully, we’re continuing to see strong grain, and that will help and you saw what grain certainly did in terms of helping that business mix profile in the fourth quarter. So that was my commentary, Ken.

<A – Eric Gehringer – Union Pacific Corp.>: And to build off that, Ken, I appreciate the question. When you think about the sidings and doing 20 versus 36, I would not read into that as an intentional deceleration. What I would read into it is we’re being very judicious with working through the process that we have used over the last two years to truly understand where are the largest opportunities and then making the investment when we need it. We still want to continue to challenge ourselves though that growing train length is not necessarily all about capital investment. Jennifer briefly mentioned it and I’ll elaborate. Some of it is just process. We have, for example, trackers today that are really more data analytics that help us to see hours in advance of a combination opportunity where we can take two trains and put them together. We can see that five, six hours in advance, sometimes even longer. And what that allows us to do is for the local team to prepare for that. And then also for example, our Harriman Dispatch Center to ensure that we have resources up against that. So we’re seeing the railroad with better clarity than we have ever before, and you’re going to continue to see us grow train length but it’s not always going to be driven by capital investment alone.

<Q – Ken Hoexter – Bank of America Merrill Lynch>: Great. Thanks, Eric. Thanks, Jen.

Operator:  Thank you. Our next question is from the line of Brandon Oglenski with Barclays. Please proceed with your question.

<Q – Brandon Oglenski – Barclays Capital, Inc.>: Hey. Good morning, everyone, and thanks for taking my question. I guess following on that line of thought there, you guys are keeping CapEx flat again, obviously some spare capacity in the network like you’re talking about there. But I guess how sustainable do you see this equation, keeping CapEx around these levels, continuing to grow volume? Isn’t there some point at which physical capacity would be required? And I guess just as a quick follow-on to that, too. How are you guys keeping D&A flat this year, if you don’t mind?

<A – Lance Fritz – Union Pacific Corp.>: So let me start on the capital and then we’ll turn it over to either Jennifer or Eric on the second part. So when we think about capital and long-term looking into the future, we’ve

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created quite a bit of excess capacity or open capacity through PSR and the Unified Plan. And nothing would please us more than to have enough volume growth to justify investing more capital. You look at our ROIC, every dollar that we put in the ground generating 15-plus percent, we love that. But we just don’t need it given the amount of capacity that we have at hand the way we’re running the railroad today. So, Brandon, it’s very difficult to look out into the future and say boy, at this date certain we’ll need to turn on more growth capital. It’s going to depend on where the carloads are in the network, how much they are. But again, when we do face that question, that’s a very good day for us.

<A – Jennifer Hamann – Union Pacific Corp.>: And I think it’s important to note that in the $2.9 billion roughly that we spent in 2020 and we’re going to spend again here in 2021, we’re making investments for growth in there. That’s not all maintenance CapEx when you think about some of the investments that we’re doing in the terminals and the intermodal facilities in Chicago and Houston. That’s going to support growth, so I think you need to keep that in mind too.

Going back to your question on G&A being flat, I guess I’m not sure if you’re asking that. Were you asking that in terms of how did we do that in 2020? How are we doing that in 2021? Could you maybe clarify that a little bit?

<Q – Brandon Oglenski – Barclays Capital, Inc.>: Sorry. I think you said D&A would be flat this year, right?

<A – Jennifer Hamann – Union Pacific Corp.>: D&A, I’m sorry. That helps, I thought you said G&A. Depreciation expense, so as you know, we do studies every year in terms of looking at some rail lives, and I think we’ve got a little bit of favorable news there on rail, and that’s helping us out a little bit on the depreciation side.

<Q – Brandon Oglenski – Barclays Capital, Inc.>: Thank you.

Operator:  Our next question is from the line of Amit Mehrotra with Deutsche Bank. Please proceed with your question.

<Q – Amit Mehrotra – Deutsche Bank Securities, Inc.>: Thanks, operator. Hi, everybody. Lance and Kenny, I guess I just wanted to ask about growth because I think from here, I guess growth alone is what will allow the company to kind of realize the full benefits of all the changes with respect to the operations and the network. And I guess I’m not just talking about a rising tide, easy comps, cyclical recovery, but rather kind of above-market growth and market share wins. And I think it would be fair to say that the last decade was not characterized by growth but rather maybe pricing in return. So you have a better network, a leaner network. I’d just love to get a sense of how are you going to pivot the business and the culture of the company towards growth and maybe even just give us some tangible examples because I think you’ve had some market share wins. But if you could, just provide a little bit more clarity on those.

<A – Lance Fritz – Union Pacific Corp.>: Amit, that’s an excellent question. You’re exactly right that we are in the process of turning our sights to, while continuing to improve our margins and yields, to add to that more strength in the growth leg of the stool. And Kenny, you’ve got a couple of things culturally that you’ve done inside the commercial organization. It’s not all just about the commercial organization in terms of supporting growth, but I think they’re indicative of where we’re going.

<A – Kenny Rocker – Union Pacific Corp.>: That’s a great question, Amit. I’ll tell you, we have a number of commodities that will grow. And we still have to compete, we still have to go out there and compete against trucks and other modes to go out there and win that business. We have good line of sight of those. We feel good about it. I like your word choice of culturally. I’ll tell you, our team is – we’re very excited about where we are. We’ve changed our compensation program so that we can motivate the sales team to go out there and win. We want to make sure that they are spending their energy and focus on carload growth. And I can tell you that the leadership team here at the table with me, we’re all supportive and they’re all committed to that carload growth.

I’d be remiss if I didn’t say we had really good clarity on what those goals are, transparency on what it’s like to win, and really clear metrics that support growth. But behind it, we have things like ensuring that there’s good, not

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necessarily margins but that we’re winning with the right kind of margins and we achieve the right kind of price. So it’s all baked in there to just motivate the team, and we expect that to be a great cultural change for us.

<A – Lance Fritz – Union Pacific Corp.>: And, Kenny, you’ve changed your org structure to streamline it. You’ve distributed business development goals to more broad than just each salesperson. Everybody on your team has business development responsibility. Amit, there’s example after example of fundamental changes that have been put in place in 2020 that we think are going to drive growth in 2021 and beyond.

Operator:  Thank you. Our next question is from the line of Ravi Shanker with Morgan Stanley. Please proceed with your question.

<Q – Ravi Shanker – Morgan Stanley & Co. LLC>: Thanks. Good morning, everyone. Thank you for the end market commentary for 2021. But I think one of the end markets missing there was international intermodal. Apologies if I missed this, but can you address what you see in terms of trends there given that that was one of the end markets that really was very volatile in 2020?

<A – Kenny Rocker – Union Pacific Corp.>: Again, the big things we’re looking at is consumer spending and trade there. The timing of the vaccination, adoption of the vaccination we expect to have a direct impact on those international intermodal volumes. As the demand, we believe, will be sustained, we feel good about the service product, we feel good about our interaction with our customers and the processes that they’ve adopted to allow us to efficiently grow there. So all of that going into 2021 we believe will be a positive for us.

<Q – Ravi Shanker – Morgan Stanley & Co. LLC>: Great, thank you.

Operator:  Our next question is from the line of Allison Poliniak with Wells Fargo. Please proceed with your question.

<Q – Allison Poliniak – Wells Fargo Securities LLC>: Hi, good morning. I would love to circle back to that growth question just in terms of – I would love to hear your perspective on technology as an enabler of that growth. Are you looking at it more as sort of a productivity enhancer, or is there more opportunity on sort of reliability and service in terms of gaining that share back? Any thoughts?

<A – Lance Fritz – Union Pacific Corp.>: Let me start with that, then I think everybody on the team might have a perspective. The first thing I want to note is our most recent addition to the senior leadership with Rahul Jalali who joined us as our CIO. I think it was in early November last year. He’s bringing fresh energy and perspective to the team.

And, Allison, when we think about the role of technology, all of the above in terms of what you asked about. It definitely plays a role in growth in terms of customer experience, in terms of us developing platforms and ecosystems for our customers to participate in and resolving their needs from their perspective. There’s been real juice applied to that in recent months, and we’re going to continue to use technology to enhance efficiency and productivity. UP Vision is a great example of that, getting something, a minimally viable product in the hands of our operations team and then developing it on the fly into a very, very strong productivity tool today. But, Kenny and Eric, you guys are the ones experiencing it.

<A – Kenny Rocker – Union Pacific Corp.>: I’ll tell you, we certainly want to take advantage of it from a commercial standpoint to go out there and make it easier for customers to do business with us, with the end game pointed towards growth. So yes, we have a number of visibility tools that our customers are using so they can see what’s coming to them at their plant, either on the UP or offline. We’ve certainly talked about the usage of APIs, but boy, it’s opened up markets for us. And I mean literally, we’ve been able to go out there and win business with having APIs in our toolkit. Again, we’ve done a great job of expanding that customer engagement with the API capabilities. I’ve been encouraged, to Lance’s comments, with Rahul coming onboard, and he really has a vision for helping us remove pain points that the customer might have through IT.

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And then lastly, just to set up Eric here, from a visibility standpoint we’ve certainly utilized technology to see what’s coming to us. So a good example of that is the containers that are headed into the West Coast port. We have a better handle and more clarity now of what’s at the port, what’s coming to the port, and we utilize that to leverage, to come up with a good, strong, solid service product.

<A – Eric Gehringer – Union Pacific Corp.>: So, Allison, Lance and Kenny have both highlighted tools and technology that allows us to see our railroad. What I’m very excited about on top of all that is we have made tremendous strides in technology on how we execute on our railroad. So if you think about, for example, the upgrade with our implementation of our CADx system at the Harriman Dispatch Center, this drives not only more fluidity but it drives improved customer service. When I look at what our engineering department and mechanical departments are doing to reinvent the way they do their work, whether it’s to occupy less time or whether it’s to do the work in a more efficient manner, there are almost a countless number of initiatives that relate to technology that are driving that, and you’ll see that continue in 2021 and beyond.

<Q – Allison Poliniak – Wells Fargo Securities LLC>: Great, thank you.

Operator:  Our next question is from the line of Cherilyn Radbourne with TD Securities. Please proceed with your question.

<Q – Cherilyn Radbourne – TD Securities, Inc.>: Thanks very much and good morning. Most of my questions have been asked, but I was hoping that you could expand a little bit on the outlook for your grain franchise, including where export flows stand now relative to normal and where you think on-farm inventories stand.

<A – Kenny Rocker – Union Pacific Corp.>: Those are a couple good questions, Cherilyn, so I appreciate that. Right now, we’re kind of in the early innings, and so what I’d tell you is that for this quarter, Jennifer mentioned this and it’s still pretty early innings, but it looks like grain in the near term will hold up, and so we’ll have to see. We’re working with our customers very closely to get forecasts on that. I’ll tell you though, in the back half of the year the comps get a lot tougher. However, that will still be a very strong 2021, so you want to keep that in perspective.

I think the last part of your question is just around inventory. We feel good about the fact that there’s still quite a bit of grain out there. We saw the grain inventory decrease about 10% year over year. We’re expecting a pretty strong crop. With that, we feel good about that demand being sustained. So Eric and his team will deliver that and our commercial team is staying engaged to maximize as many shuttles as we can get.

<A – Lance Fritz – Union Pacific Corp.>: And, Cherilyn, I would add current demand from an export perspective is being largely driven by China and China’s entry back into the US bean market, partly reflecting the Phase 1 US-China trade deal, partly reflecting a basically recovered hog herd in domestic China. So what China does through the year is really going to kind of predicate what happens in the second half of the year in terms of export grain.

<A – Kenny Rocker – Union Pacific Corp.>: That’s right on, Lance. I mean, you got that dynamic. Some of our customers have talked to us about Brazil and whether or not there’s a drought down there that might impact the demand.

<A – Lance Fritz – Union Pacific Corp.>: Yes.

<A – Kenny Rocker – Union Pacific Corp.>: But I can tell you, we’re focused on executing and getting as much grain business that we can export out of the country as we can.

<Q – Cherilyn Radbourne – TD Securities, Inc.>: Great. Thank you for the time.

Operator:  Our next question comes from the line of Brian Ossenbeck with JPMorgan. Please proceed with your question.

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<Q – Brian Ossenbeck – JPMorgan Securities LLC>: Hey. Thank you and good morning. So one more question on growth. Lance, you talked in the press release about taking share of the freight transportation market. Wanted to ask if you could provide some more context around that. It sounds like what we need to do to get there is a bit of a mix of infrastructure, service technology and then focus from the sales team. But where do you see the biggest opportunities? Are they by length of haul or commodity type? And do you think this is something you can actually quantify when we get to the Analyst Day in May? And then I guess on a related point, typically we think about some of the conversion opportunities coming with a bit of a neutral to negative mix. I appreciate Kenny’s comments about this is still going to be margin and yield-accretive. But have you reconciled the two kind of what we’ve seen in the past versus what you’re targeting? Is that more of a density play or is it better service and better pricing? So putting some context around that would be appreciated.

<A – Lance Fritz – Union Pacific Corp.>: Okay, Brian. So let me try to unpack that and I’ll try to do that holistically. So the question being around growing our share of the freight market and what does that mean, and you’ve asked some questions around the implications of mix and what it takes to win and what gives us confidence. So when we talk about growing our share of the freight market, we are deliberately broad because we’re focused first and foremost on converting trucks from highway. Inside of that, we’re looking for commodities that are under-penetrated to train and have the dynamics where we should see greater share overall of train penetrating freight and also customers that used to ship on us and don’t anymore, trying to unpack why and what we can do about that, and new markets that are opening up to us both because of our service product and our cost structure. So we’re deliberately broad because the target markets are deliberately broad.

In terms of what it takes, it takes an excellent service product. And from most customers’ perspective, it’s about reliability and consistency. There’s also a safety and an ESG component there. Many of our customers look to us to help them meet some of their commitments to their shareholders and stakeholders in terms of their carbon footprint, so there’s that. It also takes us having the deep knowledge of the marketplace through Kenny’s commercial team. The secret sauce of the commercial team is understanding many markets deeply, deeply enough to understand what it takes to win. And then we’ve got to have service products designed that do that, that meet the needs of our customers. And you’ve got it partly right I think, maybe even largely right, and that is as we grow looking forward, a lot of that looks like it’s going to go into the intermodal product. And our intermodal product, everything else equal, tends to mix us down.

Now having said that, our intermodal product is also becoming more profitable over time, and we’re not going to stop on that initiative. And we’re also very, very confident in our ability to leverage growth through productivity. So you put that all together, and bottom line what it says is we’re going to continue to use all three legs of the stool to make future margin cash generation better than today. And our confidence coming out of 2020 has really never been higher in being able to do that.

<Q – Brian Ossenbeck – JPMorgan Securities LLC>: Got it. Thank you, Lance. I appreciate it.

Operator:  The next question is from the line of David Ross with Stifel. Please proceed with your question.

<Q – David Ross – Stifel, Nicolaus & Co., Inc.>: Yes. Good morning, everyone. I just wanted to touch on Mexico for a little bit, commentary on the growth you’re expecting in 2021 in the Mexico business versus the US business. Should it be better? Should it be worse? About the same?

<A – Kenny Rocker – Union Pacific Corp.>: So thanks for bringing that up. First of all, we’ve been encouraged by the fact that that Mexico business, we’ve got a significant percentage of that tied to the automotive network, and we’re seeing that come back which is encouraging to us. We’re also seeing some areas like the Mexico energy reform become an area or pipeline for growth for us. As I look at some of the wins that we’ve had, and to Lance’s comments around the truck business, really, Mexico is an area where we have been able to go after and grow the pieces of business that were over the road that we haven’t won before. So we are encouraged about Mexico. At the same time, if you look at it as a whole, Mexico is still under-penetrated once you walk outside of that automotive network. And so we’ve been working with customers and supply chain partners to see what we can do to untap some of those markets. So we’re pretty encouraged by Mexico and what it has both for 2021 and long-term.

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<Q – David Ross – Stifel, Nicolaus & Co., Inc.>: Gracias.

<A – Lance Fritz – Union Pacific Corp.>: Thank you, David.

Operator:  Our next question is from the line of Walter Spracklin with RBC Capital. Please proceed with your question.

<Q – Walter Spracklin – RBC Dominion Securities, Inc.>: Thanks very much, operator. So I wanted to take a little bit more cautious question around the growth or a cautious angle to the growth question. When other PSR railroads or other railroads have converted to PSR, they’ve noted obviously a very significant service improvement that’s led to the ability to grow share very strongly, especially if they’re up against a non-PSR railroad as you are. My question, therefore, is does that – what is the capacity of your organization to grow? Are there any capacity issues that you’ve identified that you need to address in order to accommodate that growth? And are you – I mean, we’ve seen other railroads tempted to go down rather unconventional paths toward growth, acquiring in other markets. So what are your thoughts around kind of not the pure rail-related growth opportunities but going down some of those other routes? Your view on that would be appreciated as well.

<A – Lance Fritz – Union Pacific Corp.>: Walter, let me take a stab at that, and maybe Jennifer wants to add to my comments. Thank you very much for the question. So when we think about growth and using our service product to grow, absent some surprising, very regionalized response I think we’ve got good capacity around the network. We’ve got the ability to react to growth as it’s occurring if we need to add to whatever our capacity is. And candidly, I just look forward and I don’t see, even in some strong growth I don’t see a surprise to us that would cause us alarm. I think our processes, our mechanisms for seeing growth as it’s occurring, know where it’s happening, being deliberate about what we’re going after, I really think the network is on very good footing. So that’s what is needed in a capacity perspective.

In terms of part of your question about what elements are you thinking about growth when it comes to non-traditional, unpacking, we think of three ways to grow. The first is put carloads that fit the network that are profitable on the network. Clearly, that’s a step 1 and the most favored way to grow because it’s got great incremental margins and it uses capacity that’s available. Another way for us to grow is to do more for our customers, perform more function for them in their supply chain logistics. And that’s always an opportunity and we’re working on that because it also helps make customers stickier with us. We’re providing greater value to them and, in the process, solving their problem, whatever their addressable problems are for us. Then the third way that we think about growth is increasing the geographical footprint. We’ve been pretty clear that when we think about that from a Class I merger perspective that there’s a lot of opportunity for regulation to destroy value in that process, and so far the economics just don’t look like they pencil out.

But that’s not the only way to increase our geographic footprint. We could do it through one of the earlier questions, how do we use our real estate to increase our reach maybe through incremental transloads or incremental logistics parks. So yeah, Walter, we’re thinking about all three. All three have action against them and I think we’ll probably get into a bit more detail on that when we come to the Investor Day.

<A – Jennifer Hamann – Union Pacific Corp.>: Yeah. And Walter, just to quickly kind of put a bow on it. I mean, I think that’s – what you’re touching on is what we see as the great leverage and great opportunity that’s ahead of us, is to grow in a less capital-intensive manner over the next period of time when you think about the locomotive assets that we can deploy, the freight cars, the track capacity, the ability to redeploy terminals if we need to. I mean, those are all great new stories for us to the extent that we start deploying those assets, and we see a future where we will be deploying those assets. I think that’s the real value and the leverage that we have ahead of us.

<Q – Walter Spracklin – RBC Dominion Securities, Inc.>: Makes a lot of sense, I appreciate the time.

Operator:  Thank you. Our next question is from the line of Jordan Alliger with Goldman Sachs. Please proceed with your question.

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<Q – Jordan Alliger – Goldman Sachs & Co. LLC>: Yeah. Hi and good morning. Question just on the revenue per carload or yield. I heard what you’re saying about the first and fourth quarter. Just sort of wondering from a context standpoint, I get the headwind. Can you sort of put that in context with the minus 4% you did in the fourth quarter? Could it look better versus that or are we talking the same order of magnitude? And then sort of the second part of it is in terms of the second and third quarter when industrial is set to most likely inflect positive, could there be a period where mix becomes a tailwind in 2021?

<A – Jennifer Hamann – Union Pacific Corp.>: So, Jordan, I think you’re thinking of it right. So as we think about revenue per unit or ARC just flat revenue in the first quarter, you heard us say that we’re looking at low single-digit growth on a volume standpoint. But we are going to continue to have a pretty strong fuel headwind in the first quarter as we did through much of 2020. Right now, we’re paying, call it, $1.60 or so a gallon for fuel.  I think we paid close to $1.90 in the first quarter of last year, so just that fuel surcharge revenue is going to be a driver there in terms of the revenue per unit; you all see that.

And then obviously the mix. With the industrial carloading continuing to be down, that’s our highest average revenue per car unit type of business, and so that creates a headwind. We’re bullish on the grain and feel good about that, so we’ll look to move as much of that as we possibly can. But there is going to be [indiscernible] (01:22:32) I think as you also [indiscernible] (01:22:35) the second and third quarters, we have opportunities. Kenny talked about an improving price environment. You’re going to have that headwind abate relative to the year-over-year fuel change. And then if we can get some growth on that industrial side, that could be great news as well.

<Q – Jordan Alliger – Goldman Sachs & Co. LLC>: Just a follow-up quickly on that, on the ARC for intermodal which I guess has been running a bit negative. Is there mix stuff going on there, too? Does that have a chance with better pricing to move in a positive direction in the upcoming quarters? Thanks.

<A – Jennifer Hamann – Union Pacific Corp.>: Yeah. I mean, again, as you know, there’s mix within mix, so within intermodal you have both international and domestic, and there are differences there. And then as part of that premium group overall, automotive is in there. And automotive obviously is a big part of that when you see those volumes down year-over-year and intermodal growing.

<A – Lance Fritz – Union Pacific Corp.>: Yes.

<A – Kenny Rocker – Union Pacific Corp.>: Yes.

<Q – Jordan Alliger – Goldman Sachs & Co. LLC>: Thank you.

Operator:  Thank you. Our final question this morning is coming from the line of David Vernon with Bernstein. Please proceed with your question.

<Q – David Vernon – Sanford C. Bernstein & Co. LLC>: Hey. Good morning. On this topic of kind of catalyzing growth, Lance, when I look at the performance metrics page, and the trip plan compliance specifically like 83% for intermodal, 74% for manifest, I think one of the easiest levers you could have to take more share would be to improve those metrics. I guess I’m looking for some perspective on how satisfied you are with the trip plan compliance today, how does that compare to your primary competitor in the West? And then what can you do to drive those metrics up because I would think that would be one of the easier paths towards maximizing your share with your customers?

<A – Lance Fritz – Union Pacific Corp.>: That’s a great question, David. So we are not satisfied with our KPIs. We’re pleased with the progress we’ve made, and we think they are good in the marketplace and position us to be able to compete for and win business. But we also think there’s some upside in terms of improvement. Having said that, 100% is not an outcome that’s reasonable, that’s actually likely or even optimal in the railroad environment the way we measure trip plan compliance, whether it’s for the intermodal product or manifest and autos. What we have said and do think is that if we can get that intermodal trip plan compliance into the high 80s

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and low 90s and have it sit there, and if we can get the manifest and autos into the 80 ballpark and low 80s and have it sit there, that’s a sweet spot balancing out resources and fulfilling a consistent, reliable service product that supports the needs of our customers. So there is a bit of an upside there, David. I wouldn’t hang my hat on that’s going to generate 2x and 3x and 4x growth. What that does is it continues to set us up to compete effectively, and we’re already really set to compete effectively against our primary rail competition. And we’ve got a lot of work underway with some delivery on being able to compete effectively with truck.

<Q – David Vernon – Sanford C. Bernstein & Co. LLC>: And is there any sort of tension between that trip compliance number and train length? I guess like operationally, I would think that there might be a little bit of tension there. But, I mean, is this a situation where we are right now where we’re maximizing efficiency and maybe leaving some growth on the table? Is that the right way to think about it or is that not the right way to think about it?

<A – Lance Fritz – Union Pacific Corp.>: No. I don’t think that’s the right way to think about it, David. Although you’re right that we have moved virtually all, I think all of our critical operating KPIs in 2020 favorably in comparison to 2019, both the efficiency and productivity measures and the service measures. So we’ve demonstrated we can move them both in the same direction. It’s not easy, right? That’s not a layup because if we don’t think about our network right, we can get into a place where we’re making those false trade-offs between productivity and efficiency and the service product. I label them false trade-offs because I think they are. If we think about our network right, we can do the hard work of both.

<Q – David Vernon – Sanford C. Bernstein & Co. LLC>: All right. Thank you.

Operator:  Thank you. At this time, we’ve reached the end of our question-and-answer session, and I will hand the floor back to Mr. Lance Fritz for any closing comments.

Lance M. Fritz, Chairman, President & Chief Executive Officer, Union Pacific Corp.

Thank you, Rob, and thank you all for your questions. We look forward to talking with you again in April when we discuss our first quarter 2021 results. Until then, I wish all of you good health and safety and please take care. Thank you.

Operator:  This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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